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                                                                    EXHIBIT 5.2

                [Letterhead of Richards, Layton & Finger, P.A.]

                                October 7, 2004

The Frontier Fund
c/o Equinox Fund Management, LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264

Re:  The Frontier Fund

Ladies and Gentlemen:


     We have acted as special Delaware counsel for The Frontier Fund, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:


     (a) a certified copy of the certificate of trust of Trust (the "Certificate of Trust"), as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on August 8, 2003;


     (b) the Trust Agreement, dated as of August 8, 2003 (the "Initial Trust Agreement"), among Equinox Fund Management, LLC, as managing owner (the "Managing Owner"), and Wilmington Trust Company, as trustee (the "Trustee");


     (c) the registration statement on Form S-1 to be filed by the Trust with the Securities and Exchange Commission (the "Commission") on or about October 7, 2004 (the "Registration Statement"), relating to the Balanced Series-1, Balanced Series-2, Graham Series-1, Beach Series-1, Campbell Series-1, Campbell Series-2, C-View Currency Series-1, and Dunn Series-1 units of beneficial interest in the Trust (collectively, the "Limited Interests"), and the prospectus included therein (the "Prospectus");


     (d) the Amended and Restated Declaration of Trust and Trust Agreement for the Trust (the "Trust Agreement"), dated as of August 8, 2003, as amended, among the Managing Owner, the Trustee, and the Unitholders from time to time thereunder; and

     (e) a Certificate of Good Standing for the Trust, dated October 7, 2004, obtained from the Secretary of State.


     Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.


     As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Managing Owner.


     Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:


     1. The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. {section} 3801 et seq. (the "Act").


     2. The Trust Agreement is the legal, valid and binding obligation of the Trustee and the Managing Owner, enforceable against the Trustee and the Managing Owner, in accordance with its terms.


     3. Assuming that (i) separate and distinct records are maintained for each Series created pursuant to the Trust Agreement, (ii) the assets associated with each Series are held in such separate and distinct records (directly or indirectly including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust, or any other Series, (iii) the notice of the limitation on liabilities of a Series provided in Section 3804(a) of the Act is continuously set forth in the Certificate of Trust and (iv) the Trust Agreement continuously provides for those matters described in (i), (ii) and (iii) of this paragraph 3, each Series shall be entitled to the benefits of the limitation on interseries liability set forth in Section 3804(a) of the Act.


     4. When sold to, delivered and paid for by the purchasers thereof in accordance with the Trust Agreement and the Prospectus, the Units to be issued by the Trust will be validly issued, fully paid and nonassessable units of beneficial interest in the Trust. Limited Owners, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware, subject to the obligation of a Limited Owner to make certain payments provided for in the Trust Agreement.


     The foregoing opinions are subject to the following exceptions, qualifications and assumptions:


     A. This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.


     B. For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,
(v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us, (vi) that each party has complied with all of the obligations and satisfied all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us, and
(vii) that the execution, delivery and performance of the documents examined by us by each of the parties thereto (other than the Trust) does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action under, any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property.


     C. The foregoing opinions regarding enforceability and the opinions in paragraphs 3 and 4 above are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution.


     D. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.


     E. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Richards, Layton &
                                                     Finger, P.A.

EAM/XJS